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                                                                     Exhibit 3-E

                             ARTICLES OF AMENDMENT
             OF RESTATED CERTIFICATE AND ARTICLES OF INCORPORATION
                                       OF
                         DELMARVA POWER & LIGHT COMPANY

                  (Pursuant to Sections 13.1-707 and 13.1-710
                            of the Code of Virginia)

     FIRST:   The name of the corporation is Delmarva Power & Light Company (the
"Company"). The Company, a Delaware and Virginia corporation, does hereby execute these Articles of Amendment to effect an amendment to its Restated Certificate and Articles of Incorporation, as amended (the "Charter").

     SECOND: The Charter hereby is amended to delete paragraph (2) under Article FOURTH, Section 9(b) thereof, and renumber paragraph (3) thereunder to paragraph (2), such that Article FOURTH, Section 9(b) of the Charter reads in its entirety as set forth on Exhibit A hereto, which is incorporated herein by reference (the "Amendment").

     THIRD:   The Amendment was adopted by the stockholders of the Company at the Company's Annual Meeting of Stockholders held on May 30, 1996 (the "Annual Meeting").

     FOURTH: The Amendment was proposed by the Board of Directors and submitted to the stockholders of the Company in accordance with Section 13.1-707 of the Code of Virginia.

     FIFTH:   The holders of the Common Stock, voting as one voting group, and the Preferred Stock--$100 Par Value and the Preferred Stock--$25 Par Value, voting together as one voting group, were entitled to vote on the Amendment. On the record date for the Annual Meeting, there were outstanding 60,754,568 shares of Common Stock, all of which were entitled to one vote per share on the Amendment; 1,280,850 shares of Preferred Stock--$100 Par Value, all of which were entitled to one vote per share on the Amendment; and 1,600,000 shares of Preferred Stock--$25 Par Value, all of which were entitled to one-quarter vote per share on the Amendment. Adding the
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number of votes for the Preferred Stock--$100 Par Value to the number of votes for the Preferred Stock--$25 Par Value, the Preferred Stock voting group had, on the record date for the Annual Meeting, 1,680,850 votes eligible to be cast for the Amendment.

     SIXTH: The holders of the shares of Common Stock cast 39,151,942 undisputed votes for the Amendment and the holders of the shares of Preferred Stock--$100 Par Value and Preferred Stock--$25 Par Value, voting as a single voting group, cast 873,000 undisputed votes for the Amendment. The number of votes cast for the Amendment by each voting group was sufficient for approval by that voting group.

     SEVENTH: The effective date of these Articles of Amendment, and the date upon which the Amendment shall become effective, shall be June 7, 1996.

     IN WITNESS WHEREOF, these Articles of Amendment are hereby signed on this 3rd day of June, 1996, in the name and on behalf of Delmarva Power & Light Company by its Chairman of the Board, President and Chief Executive Officer.

                                     DELMARVA POWER & LIGHT COMPANY



                                     By: /s/ H. E. COSGROVE
                                         -----------------------------
                                         H. E. Cosgrove
                                         Chairman of the Board, President and
                                         Chief Executive Officer

ATTEST:


By:  /s/ D. P. CONNELLY
     ----------------------------
     Donald P. Connelly
     Secretary



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STATE OF DELAWARE                             )
                                              )       ss.
COUNTY OF NEW CASTLE                          )

     On this 3rd day of June, 1996, personally came before me, the subscriber, a Notary Public in and for the state and county aforesaid, H. E. Cosgrove, Chairman of the Board, President and Chief Executive Officer of Delmarva Power & Light Company, a corporation existing under the laws of the State of Delaware and the Commonwealth of Virginia, party to this Certificate, known to me personally to be such, and acknowledged these Articles of Amendment to be his act and deed and the act and deed of Delmarva Power & Light Company, that the signature of such officer is in his own proper handwriting, and that the facts set forth therein are true and correct to the best of his knowledge, information and belief.

     SUBSCRIBED AND SWORN before me this 3rd day of June, 1996.



                                              /s/JOSEPHINE S. GRAVES
                                              -------------------------------
                                                       Notary Public


My Commission Expires:  2/6/98
                        - - --



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                                   EXHIBIT A
                                   ---------



     (b) So long as any shares of the Preferred Stock or Preferred Stock--$25 Par of any series are outstanding, the Company shall not, without the consent (given by vote at a meeting called for that purpose in accordance with the provisions of paragraph A.13. hereof) of the holders of at least a majority of the total voting power of the outstanding Preferred Stock and Preferred Stock-- $25 Par of all series, voting as a single class:

          (1) Increase the total authorized number of shares of the Preferred Stock or Preferred Stock--$25 Par; or

          (2) Merge or consolidate with or into any other corporation or sell or otherwise dispose of all or substantially all of the Company's assets; provided that the provisions of this subparagraph shall not apply to a purchase or other acquisition by the Company of franchises or assets of another corporation in any manner which does not involve a statutory merger or consolidation, or to a merger or consolidation pursuant to which none of the rights or preferences of the holders of the Preferred Stock and Preferred Stock--$25 Par will be adversely affected and the company resulting therefrom will have outstanding immediately after such merger or consolidation no additional class of stock ranking prior to or equally with the Preferred Stock or Preferred Stock--$25 Par with respect to payment of dividends or to distribution on liquidation or dissolution.



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